UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12

M.D.C. HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

On May 11, 2012, M.D.C. Holdings will send the second letter, below, to ISS Proxy Advisory Services. Commencing on May 11, 2012, MDC will send the first letter, along with the second letter, to certain shareholders.

Dear Shareholders:

We were surprised and disappointed to learn that on May 8, 2012, ISS issued a negative recommendation for the shareholder advisory vote to be held at our annual meeting on May 21, 2012. While recognizing the “positive actions taken on the company’s variable compensation” (and the Company’s response to the feedback solicited from key shareholders, Glass Lewis and ISS, itself), they raised an objection to the retirement benefit for the CEO and COO, which have been in effect since 2008, and their base salaries, which have been in effect for over ten years. ISS never identified these matters as requiring change in their 2011 report nor in their recent dialogue with the Company regarding compensation and governance recommendations, prior to the filing of the Company’s proxy statement. Affirmatively, we have implemented substantial changes to address the compensation and governance issues that had been identified, as described in our proxy statement.1

A copy of our response to ISS is attached for your information. (We are filing with the SEC a copy of this letter and the attached response to ISS as additional solicitation materials in connection with the Proxy Statement filed by the Company on April 2, 2012.)

On the merits of the issue they have raised, we would point out that our CEO and COO have devoted, respectively, almost forty and thirty-five years to the management of the Company. Mr. Mizel is beyond the normal age of retirement and Mr. Mandarich is approaching it. Their experience and continued leadership are considered to be among the Company’s most valuable assets in maintaining our financial integrity and generating long-term value to our shareholders in navigating through the difficult economic conditions being faced by the homebuilding industry. Their base pay and retirement benefits serve as a reward and as an incentive for their future efforts, without any significant impact on shareholder value.

Likewise, the comment by ISS regarding the decrease in value of a hypothetical investment of $100 over a period of five years is also out of context, ignoring the comparative decline of shareholder value throughout the homebuilding industry. Currently, it should be noted that the Company’s total shareholder return during the first four months of 2012 has exceeded 60%, nearly double the average of the homebuilding peer group.

As described in our Proxy Statement, the Compensation Committee has diligently reviewed its compensation policies in response to last year’s negative advisory vote, assisted by Pearl Meyer & Partners, a nationally recognized compensation advisory firm, and has addressed the concerns expressed by our shareholders. In recognition of the Company’s efforts, Glass Lewis has recommended a “For” vote on the say on pay issue for 2012.

We firmly believe that the compensation programs, as they have been modified, provide an appropriate level of compensation for two of the most experienced executives in the homebuilding industry and are in the best long-term interests of the shareholders.

We respectfully solicit your support and an affirmative vote on the say on pay issue at the annual shareholders meeting.

THE COMPENSATION COMMITTEE OF M.D.C. HOLDINGS, INC.

[1]	Our Proxy Statement is available at www.RRDEZProxy.com/2011/MDCHoldingsInc.

May 10, 2012

Jolene Dugan, Senior Research Analyst

Kathy Cohen and Rob Yates, Research Central/ Governance Institute

Gary Hewitt, Compensation Team

Cc: Carol Bowie, Head of the Governance Institute

ISS Proxy Advisory Services

2099 Gaither Road, Suite 501

Rockville, MD 20850-4045

Ladies and Gentlemen:

We are in receipt of the ISS report for M.D.C. Holdings, Inc. issued on May 8, 2012 containing your recommendations regarding management’s proposals on their agenda for the annual shareholders meeting to be held on May 21, 2012. As you are aware, your report has recommended a vote “Against” the shareholder advisory proposal on the say on pay issue. We are writing this letter to request reconsideration of your negative recommendation.

The ISS report has acknowledged the significant modifications the Company has implemented to its executive pay programs and corporate governance regarding its compensation decisions. Indeed, ISS has recognized that the Company interviewed its major shareholders following last year’s negative shareholder advisory vote to solicit their views and determine their concerns in regard to our executive compensation policies. As you are aware, in advance of taking action for 2012, the Compensation Committee also conferred with Glass Lewis and ISS with regard to potential compensation modifications to address their concerns. The Compensation Committee has responded positively to the issues that were raised by the shareholders and the comments we received from both ISS and Glass Lewis by implementing significant amendments to our executive compensation programs and revisions to our corporate governance. The Glass Lewis 2012 report has acknowledged our efforts and has recommended a vote “For” our say on pay proposal. ISS has not.

Despite our efforts to address all of the matters that you specifically identified to us, ISS has introduced two additional issues that had never before been identified as areas requiring change and which had not been raised in our discussions with you or our shareholders – base pay and the retirement benefit. We believe that these concerns, which generated the negative recommendation contained in your 2012 report (which was filed only thirteen days before our annual meeting) are based on incomplete information and erroneous assumptions.

Had we had the opportunity to address these issues with you before you published your report, we would have pointed out the following:

1

1.	2012 dialogue with ISS. The Company and its consultant (Pearl Meyer & Partners) engaged in a comprehensive dialogue with ISS personnel regarding modifications to the Company’s executive compensation program. In these discussions, ISS never mentioned the retirement benefit, which has been in effect since 2008, nor base compensation which has not been modified for ten years. Although no assurances for a favorable recommendation were made, it was agreed that we would be afforded the opportunity to address any new concerns that might arise before ISS issued its report.

2.	2008-2011 ISS reports. The Company’s retirement program, in its current form, has been in effect since 2008. The retirement benefit and base compensation were never identified as an area requiring change in any prior ISS report, particularly not last year when it explained, in detail, its basis for a negative recommendation on the advisory say on pay vote for 2011.

3.	Shareholder comments. There were no comments received from any of our shareholders that identified the retirement benefit or base compensation as an issue of concern.

4.	Base Pay. The base pay for the CEO and COO are in line with the base compensation for a majority of the homebuilding peer group, complies with 162(m) of the IRC and has not been increased for ten years.

5.

The retirement benefits are commensurate with 40 years and 35 years of service by our CEO and COO, respectively. Page 5 of the ISS report erroneously indicates that Mr. Mizel had only 23.9 years of service with the Company. Page 7 implies that Mr. Mandarich had only 18 years with the Company. Actually, Mr. Mizel is serving his 40th year and Mr. Mandarich his 35th year. The Executive Summary in the ISS Report provides no perspective for the $12.3 million pension benefit accrued to date, but context is essential. The ISS report should have acknowledged the importance of the following narrative contained in the Proxy Statement that reflects the Company’s recognition of the extensive experience and long-term creation of shareholder value contributed by our two leading executive officers over the years.

Our Chief Executive Officer, Larry Mizel, and our President and Chief Operating Officer, David Mandarich, the principals who have guided the Company for almost 40 years and 35 years, respectively, are senior veterans of the U.S. homebuilding industry. By virtue of their leadership, foresight and experience, they have been responsible for the growth of our Company, creating significant long-term shareholder value by successfully coping with multiple economic cycles and challenges over the years. In advance of the most recent economic decline, they acted early in halting the Company’s land acquisitions, reducing overhead, emphasizing liquidity and preserving capital, resulting in a cash position in excess of $1.5 billion at the bottom of the economic recession. Their determined emphasis on balancing risk and reward, mitigating losses and maintaining the financial integrity of the balance sheet over the last five years, as opposed to pursuing high-risk and speculative investments, has allowed the Company to emerge with one of the strongest balance sheets in the industry as evidenced by its investment grade rating.

2

6.	The Retirement Benefit rewards and incentivizes the continued service of the CEO and COO. Mr. Mizel is beyond the normal age of retirement and Mr. Mandarich is approaching it. Their experience and continued leadership are considered to be among the Company’s most valuable assets in maintaining our financial integrity and generating long-term value to our shareholders in navigating through the difficult economic conditions being faced by the homebuilding industry. The retirement benefits serve as a reward and incentive for their future efforts, without any significant negative impact on shareholder value.

The ISS contention in its report that a hypothetical investment by a shareholder of $100 in January 2007 would have a shareholder value of only $36 at December 31, 2011 is likewise misleading. The decline in investment value must be considered in light of a peer group of public homebuilders in order to be meaningful. A chart depicting a hypothetical $100 investment among the peer group is set forth below:

12/31/2011

(Calculated using values derived from Bloomberg, L.P.)

While we understand that ISS may be reluctant to reconsider its recommendation since the report has already been issued, the delayed issuance of its report just eight business days prior to the scheduled annual meeting taken in light of the factors outlined above and the good faith efforts of the Compensation Committee should be a mitigating factor.

We respectfully request your reconsideration.

Sincerely yours,

Robert N. Martin

Vice President – Finance

3